Exhibit 12(a)


                   UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

                    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                       (Unaudited)

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                                               Three Months Ended September 30,
Millions of Dollars Except Ratios                        1999         1998
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Earnings

    Income from Continuing Operations .................     $218       $  34
    Undistributed equity earnings......................      (14)        (11)
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    Total..............................................      204          23
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Income Taxes...........................................      137          24
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Fixed Charges:
    Interest expense including amortization
       of debt discount................................      184         188
    Portion of rentals representing an interest factor.       49          46
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    Total..............................................      233         234
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Earnings Available for Fixed Charges...................      574         281
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Total Fixed Charges -- as above.........................     $233        $234
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Ratio of earnings to fixed charges (Note 9)............       2.5         1.2
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